Exhibit 10.1

Career Education Corporation

2015 Annual Incentive Award Program

for Key Executives

pursuant to the

2008 Incentive Compensation Plan

ARTICLE 1

PURPOSE AND PERFORMANCE PERIOD

1.1 Purpose. This document is created to set forth the terms and conditions for certain Grantees who have been selected to participate in the Annual Incentive Award portion of the Plan for calendar year 2015. To the extent that there is any conflict between the terms of this document and the terms of the Plan, the Plan shall control. It is the intent of the Company that amounts that become due pursuant to this program will qualify as “performance-based compensation” for purposes of Section 162(m) of the Code.

1.2 Performance Period. This document is effective for certain eligible Annual Incentive Awards calculated for Grantees under the Plan relating to calendar year 2015.

1.3 Continued Employment. Unless otherwise determined by the Committee, and subject to Section 1.4 hereof, a Grantee must be employed by the Company or an Affiliate on the last day of the Performance Period in order to be eligible to receive an Annual Incentive Award payment hereunder.

1.4 No Misconduct. If at any time prior to the date the Annual Incentive Award is paid by the Company a Grantee is determined by the Committee to have engaged in Misconduct, then no such Annual Incentive Award shall be paid to such Grantee.

ARTICLE 2

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan. The following words and phrases shall have the following meanings:

2.1 “General Program” means the Career Education Corporation 2015 Annual Incentive Award Program.

2.2 “Misconduct” means any one of the following in which a Grantee may engage during the Performance Period or any time thereafter, but prior to the date the Annual Incentive Award is paid: (a) any act of intentional misconduct, dishonesty, gross negligence, conscious abandonment, or neglect of duty; (b) any violation of the Company’s Code of Conduct, policies on maintaining confidentiality of proprietary information, Code of Ethics or non-discrimination or anti-harassment policy; (c) any commission of a criminal activity, fraud, or embezzlement; (d) any failure to reasonably cooperate in any investigation or proceeding concerning the Company or any of its Affiliates; (e) any unauthorized disclosure or use of confidential information or trade secrets; or (f) any violation of any enforceable restrictive covenant, such as a non-compete, non-solicit, or non-disclosure agreement between the Grantee and the Company.

2.3 “Performance Period” means the calendar year ending December 31, 2015.

2.4 “Plan” means the Career Education Corporation 2008 Incentive Compensation Plan.

2.5 “Program” means this 2015 Annual Incentive Award Program for Key Executives which is established under the Plan.

2.6 “Revenue” means the Company’s revenue from continuing operations as reported on the Company’s Form 10-K for the year ending December 31, 2015 (which is prepared in accordance with the generally accepted accounting principles of the U.S).

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ARTICLE 3

ELIGIBILITY

3.1 Eligibility. The Grantees for the Performance Period have been designated as eligible hereunder in accordance with the Plan. The Grantees participating hereunder for the Performance Period are: Jeffrey Ayers, Lysa Clemens, Jeffrey Cooper, Jason Friesen, Diane Auer Jones, Reid Simpson and Scott Steffey.

ARTICLE 4

ANNUAL INCENTIVE AWARD AMOUNTS

4.1 Amount. So long as the Company achieves Revenue for the Performance Period of at least $600 million, each Grantee hereunder will be eligible to receive the Annual Incentive Award set forth next to such Grantee’s name in the table below. Provided, however, that annual award payments will not exceed the maximum threshold provided in the Plan.

Name of Grantee	Position of Grantee	Annual Incentive Award Amount

Ayers, Jeffrey	Sr. Vice President, General Counsel & Corp Secretary	$570,000

Clemens, Lysa	Sr. Vice President, & Chief Career Schools Officer	$585,750

Cooper, Jeffrey	Sr. Vice President, & Chief Compliance Officer	$305,000

Friesen, Jason	Sr. Vice President, & Chief University Officer	$600,000

Jones Auer, Diane	Sr. Vice President, & Chief External Relations Officer	$343,125

Simpson, Reid	Sr. Vice President & Chief Financial Officer	$743,750

Steffey, Scott	President & Chief Executive Officer	$2,337,500

ARTICLE 5

COMMITTEE DISCRETION

5.1 Committee Discretion. The Committee retains the discretion to reduce, but not increase, the Annual Incentive Award of any Grantee in its sole and absolute discretion. Any such reduction may be made for any reason, including satisfaction or non-satisfaction of subjective factors, that the Committee may, in its sole and absolute discretion, consider.

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